Exhibit 99.1

Boxlight Announces Share Repurchase Program

Program Authorizes the Repurchase of up to $15 million in Shares of Class A Common Stock

DULUTH, Ga. – February 14, 2023 – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions, today announced that its Board of Directors approved a share repurchase program with authorization to repurchase up to $15 million in shares of its Class A common stock.

“As our business matures, we expect growing operating cash flows that we will strategically deploy to drive long-term value to our shareholders, including the repurchase of our stock during times we are trading below our intrinsic value,” commented Michael Pope, CEO and Chairman at Boxlight.

Boxlight may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The authorization expires on January 26, 2027, may be suspended or discontinued at any time and does not obligate the company to acquire any amount of Class A common stock.

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About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories and professional services. For more information about the Boxlight story, visit www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins

+1 360-464-4478

investor.relations@boxlight.com